EXHIBIT 99(a)

News Release

Contact:	Media: Hugh Imhof (509) 495-4264 hugh.imhof@avistacorp.com Investors: Angela Teed (509) 495-2930 angela.teed@avistacorp.com

FOR IMMEDIATE RELEASE: June 21, 2002 5:00 p.m. EDT

Avista Continues to Cooperate with Energy Inquiries
Company prepares response to subpoena from CFTC and to individual shareholder lawsuit

Spokane, Wash.: Avista Corp. (NYSE:AVA) said today that it has received a subpoena from the U.S. Commodity Futures Trading Commission (CFTC) seeking, among other things, records related to any “round-trip” trading practices, also known as “wash” trading, that may have occurred since January 2000. Avista believes it is among a number of firms that have received a similar inquiry.

     In a previous response to the Federal Energy Regulatory Commission (FERC), Avista clarified that it does not engage in “wash” or “round-trip” trading.

     “Avista’s business practices are legal and ethical,” said Gary G. Ely, chairman, president and chief executive officer of Avista Corp. “We will cooperate fully with the CFTC to ensure that all relevant information is made available for both Avista Utilities and Avista Energy.”

     In a separate legal action, an individual shareholder has filed a derivative lawsuit in the Superior Court of Washington, Spokane County, against Avista’s board of directors. The suit alleges that the Avista board members breached their fiduciary duties “by causing the company to engage in improper trading activities and then trying to cover them up when questioned by FERC.” Avista has twice provided to FERC information showing that the company has engaged in no improper transactions.

About Avista Corp.

     Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista’s non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA” and its Internet address is www.avistacorp.com.

     Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

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